Exhibit 99.01

Press Release
www.shire.com

Notification of major interests in shares

January 23, 2012 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company

1. Identity of the issuer or the underlying issuer of existing shares to which voting rights are attached:

Shire plc

2. Reason for the notification	State Yes/No
An acquisition or disposal of voting rights	Yes
An acquisition or disposal of financial instruments which may result in the acquisition of shares already issued to which voting rights are attached
An event changing the breakdown of voting rights
Other (please specify):

3. Full name of person(s) subject to the notification obligation:	Capital Group International, Inc.
4. Full name of shareholder(s) (if different from 3.):
5. Date of the transaction (and date on which the threshold is crossed or reached if different):	19 January 2012
6. Date on which issuer notified:	20 January 2012
7. Threshold(s) that is/are crossed or reached:	Below 3%
8. Notified details:

A: Voting rights attached to shares

Class/type of shares if possible using the ISIN CODE	Situation previous to the Triggering transaction		Resulting situation after the triggering transaction
	Number of Shares	Number of Voting Rights	Number of shares		Number of voting rights		% of voting rights
			Direct	Indirect	Direct	Indirect	Direct	Indirect
Ordinary (JE00B2QKY057)	9,826,842	9,826,842		9,789,761		9,789,761		1.7405%
ADR (US82481R1068)	2,357,837	7,073,511		2,355,937		7,067,811		1.2566%

B: Financial Instruments

Resulting situation after the triggering transaction

Type of financial instrument	Expiration date	Exercise/Conversion Period/ Date	Number of voting rights that may be acquired if the instrument is exercised/converted	% of voting rights
n/a

Total (A+B)
Number of voting rights	% of voting rights
16,857,572	2.9971%

9. Chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held, if applicable:
	Number of Shares	Percent of Outstanding
Capital Group International, Inc. ("CGII") holdings	16,857,572	2.9971%
Holdings by CGII Management Companies and Funds:
• Capital Guardian Trust Company	14,035,752	2.4954%
• Capital International Limited	1,220,841	0.2170%
• Capital International SÁrl	293,119	0.0521%
• Capital International, Inc.	1,307,860	0.2325%

Proxy Voting:

10. Name of the proxy holder:	N/A
11. Number of voting rights proxy holder will cease to hold:	N/A
12. Date on which proxy holder will cease to hold voting rights:	N/A

13. Additional information:	Notification using the total voting rights figures of 562,472,830
14. Contact name:	Vivien Tan
15. Contact telephone number:	(213) 615-0469

Contact at Shire plc: Tony Guthrie, Deputy Company Secretary, +44 1256 894746

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.